Exhibit 99.1


          FBL Financial Group Names Kim M. Robak to Board of Directors



    WEST DES MOINES, Iowa--(BUSINESS WIRE)--July 5, 2006--FBL Financial Group, Inc. (NYSE:FFG) today announced Kim M. Robak has joined its Board of Directors effective July 1, 2006.
    Robak is a partner with Ruth Mueller Robak LLC in Lincoln, Nebraska. She previously held the position of Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004 and served as the Lieutenant Governor for the State of Nebraska from 1993 to 1999. Robak currently serves on a number of corporate and community boards including Fiserv, Inc., Union Bank and Trust Company and Doane College. Robak received her J.D. degree from the University of Nebraska.
    "Kim has an impressive background in business, law and public service. She is a valuable addition to our Board of Directors," said Craig A. Lang, Chairman, FBL Financial Group.
    Robak, an independent director, replaces retiring director John W. Creer, and will serve as a member of FBL's Class A Nominating and Governance Committee and FBL's Management Development and Compensation Committee.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) growth through its traditional Farm Bureau Life distribution channel,
(2) growth in EquiTrust Life through independent and other distribution channels and (3) acquisitions or consolidations.



    CONTACT: FBL Financial Group, Inc.
             Kathleen Till Stange, 515-226-6780
             Kathleen.TillStange@FBLFinancial.com